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                         PRO FORMA FINANCIAL STATEMENTS

                                  INTRODUCTION

On July 10, 2001, the Registrant completed the previously announced sale of its Breeze Industrial and Pebra hose clamp businesses (the "Businesses") in the U.S. and Germany, respectively to Industrial Growth Partners and members of the current management team for approximately $46.2 million in cash (the "Sale").

The unaudited pro forma financial information presented gives effect to the sale of substantially all of the net assets of the Businesses.

The unaudited pro forma statement of operations is presented for the twelve-month period ended March 31, 2001 and the three-month period ended July 1, 2001. The pro forma adjustments to the statements of operations assume that the Sale was consummated on April 1, 2000.

The accompanying pro forma statements of operations include adjustments to remove the results of operations of the Businesses for the periods presented and reduce interest expense to the Registrant relating to debt that would have been paid off from the net proceeds on the assumed date of sale on April 1, 2000.

The accompanying pro forma consolidated balance sheet is shown as of July 1, 2001 and assumes that the Sale was consummated at the date of the balance sheet. Pro forma adjustments include the elimination of assets and liabilities of sold Businesses and reduction of debt from the cash proceeds of the Sale.

The unaudited pro forma statements of operations and consolidated balance sheets are intended for informational purposes only and are not necessarily indicative of the future results of operations had the Sale taken place on April 1, 2000. These unaudited pro forma statements of operations, consolidated balance sheet and the accompanying notes should be read in conjunction with the consolidated financial statements of the Registrant which are included on Form 10-K for the year ended March 31, 2001 and the quarterly report on Form 10-Q for the period ended July 1, 2001.

In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.